                                                                   Exhibit 10.17

*Confidential Treatment has been granted for certain provisions of this exhibit. Omitted portions have been filed separately with the Commission.
                                                                           FINAL

                             YAHOO! INC. / GHS, INC.

                            CONTENT LICENSE AGREEMENT

         THIS CONTENT LICENSE AGREEMENT (the "AGREEMENT") is made as of this 6th day of December, 1999 (the "EFFECTIVE DATE") between YAHOO!, INC., a Delaware corporation, with offices at 3400 Central Expressway, Suite 201, Santa Clara, CA 95051, ("YAHOO") and GHS, Inc., ("LICENSOR"), a Delaware corporation, with offices at 75 Ninth Avenue, 3R, New York, NY 10011.

In consideration of the mutual promises contained herein, the parties agree as follows:

SECTION 1: DEFINITIONS.

         Unless otherwise specified, capitalized terms used in this Agreement shall have the meanings attributed to them in EXHIBIT A hereto.

SECTION 2: GRANT OF LICENSES.

2.1 GRANT OF LICENSES. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Yahoo, under Licensor's Intellectual Property Rights:

(a) A non-exclusive, worldwide license to use, modify, reproduce, distribute, display and transmit the Licensor Content in electronic form via the Internet and third party networks (including, without limitation, telephone and wireless networks) in connection with Yahoo Properties, and to permit users of the Yahoo Properties to download and print the Licensor Content. Yahoo's license to modify the Licensor content shall be limited to modifying the Licensor Content to fit the format and look and feel of the Yahoo Property. Licensor may provide Yahoo with written notice of Licensor's objection, for any reasonable cause, to Yahoo's display of the Licensor Content to any Yahoo Property excluding "My Yahoo!" (defined below) and the Content Pages, unless Licensor has consented to such display in writing. Upon receipt of such notice, Yahoo will cease such display within a reasonable period of time.

(b) A non-exclusive, worldwide, fully paid license to use, reproduce and display the Licensor's Brand Features; (i) in connection with the presentation of the Licensor Content on the Content Pages in the Yahoo Properties; and (ii) in connection with the marketing and promotion of the Yahoo Properties; provided that prior to Yahoo's use of the Licensor's Brand Feature "Anthony Robbins" in such marketing and promotion, Yahoo obtains the prior written approval of Licensor.

(c)      Yahoo shall be entitled to sublicense the rights set forth in this
         Section 2.1 (1) to its Affiliates only for inclusion in Yahoo Properties, and (2) in connection with any mirror site, derivative site, or distribution arrangement concerning a Yahoo Property.

2.2 PAYMENTS

(a) In consideration of Yahoo's implementation and placement of the Licensor Content within the Yahoo Property commonly known as "My Yahoo!", or any successor startup/configuration web page within the Yahoo Properties ("My Yahoo!"), as described herein, Licensor will pay, or cause to be paid, to Yahoo a total fee equal to One Million Five Hundred Thousand Dollars ($1,500,000), as follows:

         (i) a non-refundable set up fee of Two Hundred and Fifty Thousand Dollars ($250,000) payable upon execution of this Agreement; and

         (ii) four payments of Three Hundred and Twelve Thousand Five Hundred Dollars ($312,500) payable on the following dates:
                  January 1, 2000, April 1, 2000, July 1, 2000, and October 1, 2000. Licensor acknowledges and agrees that the payments due pursuant to Section 2.2 are in consideration only for the implementation and placement of the Licensor Content within My Yahoo! and on the Content Pages as expressly described herein for the Initial Term. Licensor further acknowledges and agrees that additional payments, as mutually agreed, may be required to implement and place the Licensor content in other Yahoo Properties or within My Yahoo! and on the Content Pages beyond the Initial Term. In the event that Yahoo unilaterally elects to display the Licensor Content on other Yahoo Properties, no additional payments will be payable.

(c) PAYMENT INFORMATION. All payments herein are non-refundable and non-creditable (except as provided in Section 2.2(d)) and shall be made by Licensor via check made payable to:

                           Yahoo Incorporated
                           Attn: [*]
                           2700 San Tomas Expressway
                           Santa Clara, CA  95051

         Any portion of the above payments which has not been paid on the dates set forth above shall bear interest at the lesser of (i) one percent (1%) per month or (ii) the maximum amount allowed by law. Notwithstanding the forgoing, any failure by Licensor to make the payments specified in Section 2.2 on the dates set forth therein shall constitute a material breach of this Agreement.

(d)      [*]

SECTION 3: DELIVERY OF LICENSOR CONTENT; ADVERTISING REVENUE.

3.1 YAHOO'S RESPONSIBILITIES. In addition to any responsibilities that may be set forth in EXHIBIT C, Yahoo will be solely responsible for the design, layout, posting, and maintenance of the Content Pages including, without limitation, all buttons, links and modules; provided that the size and placement of the Licensor Brand Features shall be substantially similar to those in EXHIBIT F. Except as stated in this Agreement or any subsequent agreement, in no event is Yahoo under any obligation, express or implied, to post or otherwise include any of the Licensor Content in any Yahoo Property, including without limitation, in any Content Pages.

3.2 LICENSOR ASSISTANCE. In addition to any responsibilities that may be set forth in EXHIBIT C, Licensor will provide commercially reasonable on-going assistance to Yahoo with regard to technical, administrative and service-oriented issued relating to the utilization, transmission and maintenance of the Licensor Content, as Yahoo may reasonably request. Licensor will use its reasonable best efforts to ensure that the Licensor Content is accurate, comprehensive and updated regularly as set forth in EXHIBIT C.

3.3 ADVERTISING RIGHTS. Provided that Licensor is in full compliance with the terms of this Agreement, Yahoo shall provide Licensor banner advertising on the Content Pages substantially as shown in the Mockup of the Content Page in EXHIBIT F. Licensor agrees that such advertising shall be subject to Yahoo's standard insertion order terms, policies, and procedures.

3.4 NOTICES. Yahoo will not alter or impair any acknowledgment of copyright or other Intellectual Property Rights of Licensor that may appear in the Licensor Content and the Licensor Brand Features, including all copyright, trademark and similar notices that Licensor may reasonably request.

3.5 LINKS. The parties will maintain the hypertext links specified in EXHIBIT D.

SECTION 4: DELIVERY OF LICENSOR CONTENT

         During the term of this Agreement, Licensor shall deliver updates of the Licensor content to Yahoo in accordance with the Delivery Specifications set forth in EXHIBIT C. Licensor also shall provide Yahoo with reasonable prior notice of any significant Enhancements that generally affect the appearance, updating, delivery or other elements of the Licensor Content, and shall make such Enhancements available to Yahoo upon commercially reasonable terms.

SECTION 5: INDEMNIFICATION

         Licensor, at its own expense, will indemnify, defend and hold harmless Yahoo, its Affiliates and their employees, representatives, agents and affiliates, against any claim, suit, action, or other proceeding brought against Yahoo or an Affiliate to the extent based on or to the extent arising from a claim that the Licensor Content as delivered to Yahoo or any Licensor Brand Feature infringes in any manner any Intellectual Property Right of any third party or contains any material or information that is obscene, defamatory, libelous, slanderous, that violates any person's right of publicity, privacy or personality, or has otherwise resulted in any tort, injury, damage or harm to any person; PROVIDED, HOWEVER, that in any such case: (x) Yahoo provides Licensor with prompt notice in writing of any such claim; (y) Yahoo permits Licensor to assume and control the defense of such action, with counsel chosen by Licensor (who shall be reasonably acceptable to Yahoo); and (z) Licensor does not enter into any settlement or compromise of any such claim without Yahoo's prior written consent, which consent shall not be unreasonably withheld. Licensor will pay any and all costs, damages, and expenses, including, but not limited to, reasonable attorneys' fees and costs awarded against or otherwise incurred by Yahoo or an Affiliate proximately in connection with or arising from any such claim, suit, action or proceeding. It is understood and agreed that Yahoo does not intend and will not be required to edit or review for accuracy or appropriateness any Licensor Content.

SECTION 6: LIMITATION OF LIABILITY

         EXCEPT AS PROVIDED IN SECTION 5, UNDER NO CIRCUMSTANCES SHALL LICENSOR, YAHOO, OR ANY AFFILIATE BE LIABLE TO ANOTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING FROM THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUES OR ANTICIPATED PROFITS OR LOST BUSINESS.

EXCEPT AS PROVIDED BELOW IN THE "INDEMNITY" SECTION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR MORE THAN TWO (2)

TIMES THE AGGREGATE AMOUNTS PAYABLE HEREUNDER; PROVIDED THAT EACH PARTY SHALL REMAIN LIABLE FOR THE AGGREGATE AMOUNT OF ANY PAYMENT OBLIGATIONS OWED TO THE OTHER PARTY UNDER THE PROVISION OF THIS AGREEMENT.

SECTION 7: TERM AND TERMINATION

7.1 INITIAL TERM AND RENEWALS. This Agreement will become effective as of the Effective Date and shall, unless sooner terminated as provided below or as otherwise agreed, remain effective for an initial term of twelve (12) months following the first date of public availability of the Licensor Content on a Content Page within a Yahoo Property (the "INITIAL TERM"). After the Initial Term, this Agreement may be renewed by mutual agreement of the parties in writing for successive additional one year periods on terms mutually agreed to by the parties ("EXTENSION TERMS"). As used herein, the "Term" means the Initial Term and any Extension Term(s).

7.2 TERMINATION FOR CAUSE. Notwithstanding the foregoing, this Agreement may be terminated by either party immediately upon notice if the other party: (w) becomes insolvent; (x) files a petition in bankruptcy; (y) makes an assignment for the benefit of its creditors; or (z) breach any of its obligations under this Agreement in any material respect, which breach is not remedied within thirty (30) days following written notice to such party.

7.3 EFFECT OF TERMINATION. Any termination pursuant to this Section 7 shall be without any liability or obligation of the terminating party, other than with respect to any breach of this Agreement prior to termination. The provisions of Sections 5, 6, 7, 8, 9, 10, and this Section 7.3 shall survive any termination or expiration of this Agreement. Licensor shall not be required to make any payments under Section 2.2 which become due and payable after the date of termination of this Agreement.

SECTION 8: OWNERSHIP

8.1 BY LICENSOR. Yahoo acknowledges and agrees that: (i) as between Licensor on the one hand, and Yahoo and its Affiliates on the other, Licensor owns all right, title and interest in the Licensor Content and the Licensor Brand Features; (ii) nothing in this Agreement shall confer in Yahoo or an Affiliate any right of ownership in the Licensor Content or the Licensor Brand Features; and (iii) neither Yahoo or its Affiliates shall now or in the future contest the validity of the Licensor Brand Features. No licenses are granted by either party except for those expressly set forth in this Agreement.

8.2 BY YAHOO. Licensor acknowledges and agrees that: (i) as between Licensor on the one hand, and Yahoo and its Affiliates on the other, Yahoo or the Affiliates own all right, title and interest in any Yahoo Property and the Yahoo Brand Features; (ii) nothing in this Agreement shall confer in Licensor any license or right of ownership in the Yahoo

Brand Features; and (iii) Licensor shall not now or in the future contest the validity of the Yahoo Brand Features. No licenses are hereby granted by Yahoo. Yahoo or its Affiliates shall own all derivative works created by Yahoo from the Licensor Content, including the Content Pages, pursuant to this Agreement, to the extent such is separable from the Licensor Content. Such derivative works separable from the Licensor Content excludes the actual text of the Licensor Content.

SECTION 9: PUBLIC ANNOUNCEMENTS

         Licensor may create, publish and make an appropriate press release announcing the relationship set forth in this Agreement, provided that such press release is pre-approved and consented by Yahoo (such approval and consent not to unreasonably withheld). Subject to the foregoing sentence, each party shall make a public announcement regarding the existence or content of this Agreement only after obtaining the other party's prior written approval and consent (which may be withheld at the other party's sole discretion); provided, however, that either party shall have the right to disclose this Agreement or the terms hereof as required by law provided that the other party is provided with a reasonable opportunity to seek protective legal treatment for such information. In the event that Licensor elects to file this Agreement with the Securities and Exchange Commission, Licensor will provide to Yahoo, no less than five (5) business days before the expected date of the filing (the "Filing Date"), a copy of this Agreement marked to show the sections on which Licensor plans to seek confidential treatment. If Yahoo provides a written or email request to expand the confidential treatment request at least two (2) business days prior to the filing date, then Licensor agrees to expand its confidential treatment request to include those provisions of this Agreement reasonably indicated by Yahoo to Licensor before the Filing Date as terms on which Yahoo requests confidential treatment. Prior to the date of first public availability of the Licensor Content on a Content Page within a Yahoo Property, Yahoo shall not make any disclosures to any third parties regarding this Agreement.

SECTION 10: NOTICE; MISCELLANEOUS PROVISIONS

10.1 NOTICES. All notices, requests and other communications called for by this agreement shall be deemed to have been given immediately if made by telecopy or electronic mail (confirmed by concurrent written notice sent first class U.S. mail, postage prepaid), if to Yahoo at 3400 Central
Expressway, Suite 201, Santa Clara, CA 95051, [*] with a copy to its General Counsel [*] and if to Licensor at the physical and electronic mail addresses set forth on the signature page of this Agreement, or to such other addresses as either party shall specify to the other. Notice by any other means shall be deemed made when actually received by the party to which notice is provided.

10.2 MISCELLANEOUS PROVISIONS. This Agreement will bind and inure to the benefit of each party's permitted successors and assigns. Neither party may assign this Agreement, in whole or in part, without the other party's written consent; PROVIDED, HOWEVER, that: (i) either party may assign this Agreement without such consent in connection with any merger, consolidation, any sale of all or substantially all of such party's assets or any other transaction in which more than fifty percent (50%) of such party's voting securities are transferred. Any attempt to assign this Agreement other than in accordance with this provision shall be null and void. This Agreement will be governed by and construed in accordance with the laws of the State of California, without reference to conflicts of laws rules, and without regard to its location of execution or performance. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in force. Neither this Agreement, nor any terms and conditions contained herein may be construed as creating or constituting a partnership, joint venture or agency relationship between the parties. No failure of either party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights. This Agreement and its exhibits are the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings, both written and oral, regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute a single instrument. Execution and delivery of this Agreement may be evidenced by facsimile transmission.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

            YAHOO!, INC.                                 LICENSOR


By: /s/ [ILLEGIBLE]                       By: /s/ Philicia G. Levinson
    -------------------------------           --------------------------------

Title: [*]                                Title: SENIOR VICE PRESIDENT
                                                 CHIEF FINANCIAL OFFICER

Address: 3920 CENTRAL EXPRESSWAY          Address:  425 W. 15TH STREET, FLOOR 3R
         SANTA CLARA, CA 95051                      NEW YORK, NY 10011

Telecopy: [*]                              Telecopy: [*]

E-mail: [*]                                E-mail:  [*]

                                    EXHIBIT A
                                   DEFINITIONS

         "ADVERTISING RIGHTS" shall mean the advertising and promotional rights sold or licensed with respect to Content Pages.

         "AFFILIATES" shall mean any company or any other entity world-wide, including, without limitation, corporations, partnerships, joint ventures, and Limited Liability Companies, in which Yahoo owns at least a twenty percent ownership, equity, or financial interest.

         "CONTENT PAGES" shall mean those pages in the Yahoo Property on which Licensor Content is the sole substantive content.

         "ENHANCEMENTS" shall mean any updates, improvements or modifications made to, or derivative works created from, the Licensor Content by Licensor or its licensors.

         "INTELLECTUAL PROPERTY RIGHTS" shall mean all rights in and to trade secrets, patents, copyrights, trademarks, know-how, as well as moral rights and similar rights of any type under the laws of any governmental authority, domestic or foreign.

         "INTERNET" shall mean the collection of computer networks commonly known as the Internet, and shall include, without limitation, the World Wide Web.

         "LICENSOR BRAND FEATURES" shall mean all trademarks, service marks, logos and other distinctive brand features of Licensor that are used in or relate to the Licensor Content, including, without limitation, the trademarks, service marks and logos described in EXHIBIT B hereto.

         "LICENSOR CONTENT" shall mean, collectively, all materials, data, and similar information collected and owned or licensed by Licensor and provided to Yahoo pursuant to this Agreement, which is a collection of HTML files and certain related scripts or as embodied in any other medium, as further described in EXHIBIT B attached hereto, including, without limitation, all Enhancements.

         "YAHOO BRAND FEATURES" shall mean all trademarks, service marks, logos and other distinctive brand features of Yahoo that are used in or related to a Yahoo Property, including, without limitation, the trademarks, service marks and logos described in EXHIBIT B.

         "YAHOO PROPERTIES" shall mean any Yahoo branded or co-branded media properties or services, including, without limitation, those Internet guides, developed in whole or in part by Yahoo or its Affiliates and which are displayed on or which transfer information to and/or from any electronic device now known or later developed including, without limitation, personal computers, cellular phones, personal digital assistants, and pagers.

                                    EXHIBIT B
                                LICENSOR CONTENT

Daily Tip (working title)(a "Daily Tip") substantially similar to and of no less quality than the sample Licensor Content in EXHIBIT F and organized into the following categories: Career & Finance, Family & Relationships, Creativity & Fun, Health & Fitness, Mind & Spirit. Each Daily Tip will consist of "teaser content" for the Module (as defined in EXHIBIT C)(the "Teaser Content") and the full text for the Content Page (the "Full Tip") similar to the sample in EXHIBIT F.

Licensor Content shall be featured in the Module that has the working title "Daily Tip".


                             LICENSOR BRAND FEATURES

GHS, Inc.
DreamLife, Inc.
The trademark name of GHS commercial properties
The trademark name of DreamLife, Inc. commercial properties
The strict online use of Anthony Robbins brand and mark(s)




                              YAHOO BRAND FEATURES

Yahoo!
Yahoo related logos

                                    EXHIBIT C
                      DELIVERY AND TECHNICAL SPECIFICATIONS

A.       LICENSOR'S RESPONSIBILITIES:

         1. Licensor will update and deliver new Licensor Content to Yahoo! every day, including weekends and holidays, in a mutually agreed format.
         2. The Licensor Content delivered each day will contain, at a minimum, 1 new Daily Tip for each of the categories described in EXHIBIT B.
         3. Licensor will place a Yahoo graphic link on those pages of the Licensor's website, ("Licensor Website") to which users click-through directly from the Content Pages. Such Yahoo graphic link will (a) be placed on the licensor Website in a manner approved by Yahoo (b) contain the Yahoo name and logo as provided by Yahoo (c) directly link the user back to the page on the Yahoo site from where the user clicked through to Licensor or to the Content Pages and (d) not exceed
                  88 x 31 pixels in size.
         4. Licensor will place an "Add to My Yahoo" link on the "front page" of the Licensor Website which will allow users to add the "Daily Living Tip" My Yahoo! module substantially similar to that displayed in EXHIBIT F (the "Module") to their My Yahoo page. Such link will (a) be placed on the Licensor website in a manner approved by Yahoo (b) contain the Yahoo name and logo as provided by Yahoo and (c) not exceed a graphic of 88 x 31 pixels plus accompanying text.

B.       YAHOO'S RESPONSIBILITIES:

         1. Provided Licensor is in compliance with the terms of this Agreement, and Licensor Content is substantially in quality to Licensor Content provided as a sample in EXHIBIT F, Yahoo shall, for the Initial Term, post the Daily Tips as provided in this paragraph. Yahoo shall post Teaser Content in the Module for all those users that have selected the Module. Provided that the Teaser Content for an individual Daily Tip does not exceed 200 characters in length, Yahoo will reproduce the text for the Teaser Content for that Daily Tip as such text has been provided to Yahoo. If Licensor has not provided Teaser Content for a particular Daily Tip, Yahoo may elect to use the first paragraph of the Full Tip for that Daily Tip in the Module in lieu of the Teaser Content for that Daily Tip. The Module will contain a "more" link in the Module which links to a Content Page substantially similar that that displayed in EXHIBIT F that displays the Full Tip. The text of the Full Tip will be reproducted as provided to Yahoo. Licensor acknowledge that users may not select and if selected may remove the Module. Licensor further acknowledges, that, notwithstanding the foregoing, Yahoo may take any action it deems necessary or appropriate in its sole discretion if Yahoo reasonably believes that any Licensor Content may create liability and Yahoo may, in its sole discretion, elect not to post any particular Daily Tip.
         2. Yahoo shall provide attribution to the Licensor in the form of text proximate to any Licensor Content displayed in the Module. (e.g., Lifestyle Finance Tip from Licensor)
         3. Yahoo shall display the Licensor Brand Features on Content Pages in a manner substantially similar to the screen art attached to EXHIBIT F.
         4. Yahoo shall place four links, one of which shall be a button, to Licensor Website on Content Page. These links will be provided by Licensor and must link to related content featured on the Licensor Webiste. All button, destination, and link information will be provided by Licensor, specific to each tip.
         5. Yahoo shall not place any text links to any third party websites (excluding banner advertisements) on the Content Pages. Yahoo may, however, provide navigational links on the Content Pages which allow the user to link to other pages within the Yahoo Properties.
         6. Licensor will not include or place any links within the Licensor Content, the Content Pages, or in the Module that include any text, graphics, or other material that specifically refers to other companies, or to third parties' products or services by name. All links on the Content Pages are subject to Yahoo's approval.
         7. Upon Licensor's request, Yahoo shall make available monthly statistics with respect to how many Yahoo users have selected the Module.
         8.       [*]

C.       FORMAT OF CONTENT DELIVERY:

Licensor shall deliver Licensor Content in a format to be mutually agreed by the parties.

                                    EXHIBIT F

           MOCKUP OF MY YAHOO PAGE WITH LICENSOR CONTENT (TEASOR CONTENT)

                                      [*]

                            MOCKUP OF CONTENT PAGE

                                      [*]

                                 AMENDMENT NO. 1
                                       TO
                            CONTENT LICENSE AGREEMENT

         This Amendment No. 1 ("Amendment") is entered into as of January 04, 2000 (the "Amendment Effective Date") between Yahoo! Inc., a Delaware corporation ("Yahoo") and GHS, Inc., a Delaware corporation ("Licensor") and amends the Content License Agreement entered into between Yahoo and Licensor as of December 06, 1999 (the "Agreement").

         For good and valuable consideration, the receipt of which is hereby acknowledged, Yahoo and Licensor hereby agree to amend the Agreement as follows:

         Capitalized terms not expressly defined herein shall have the meanings set forth in the Agreement.

         Section 2.2(a)(ii) shall be deleted and replaced with the following:

         (iii) Twelve payments of One Hundred and Four Thousand and One Hundred and Sixty Seven Dollars ($104,167) payable on the following dates: January 1, 2000, February 1, 2000, March 1, 2000, April 1, 2000, May 1, 2000, June 1, 2000,
July 1, 2000, August 1, 2000, September 1, 2000, October 1, 2000, November 1, 2000, December 1, 2000. Licensor acknowledges and agrees that the payments due pursuant to Section 2.2 are in consideration only for the implementation and placement of the Licensor Content within My Yahoo! and on the Content Pages as expressly described herein for the Initial Term. Licensor further acknowledges and agrees that additional payments, as mutually agreed, may be required to implement and place the Licensor Content in other Yahoo Properties or within My Yahoo! and on the Content Pages beyond the Initial Term. In the event that Yahoo unilaterally elects to display the Licensor client on other Yahoo Properties, no additional payments will be payable.

         Except as expressly amended as set forth herein, the Agreement shall remain in full force and effect in accordance with its terms.

         This Amendment may be executed in several counterparts, all of which together shall constitute one single agreement between the parties.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.


YAHOO!                                  GHS, INC.


By: /s/ [ILLEGIBLE]                     By: /s/ Philicia G. Levinson
   -----------------------------           ---------------------------------

Title:  [*]                             Title: Philicia G. Levinson
      --------------------------

Address: 3420 CENTRAL EXPRESSWAY        Address: GHS, INC., 425 WEST 15TH STREET
         SANTA CLARA, CA   95051                 NEW YORK, NY

Telecopy: [*]                           Telecopy: [*]

E-mail: [*]                             E-mail: [*]

                                   AMENDMENT 2 TO
                 THE CONTENT LICENSE AGREEMENT DATED DECEMBER 6, 1999
                         BETWEEN YAHOO!, INC. AND GHS, INC.

         This amendment (the "Amendment") is entered into as of August 8, 2000 between Yahoo! Inc., a Delaware corporation with offices at 3420 Central Expressway, Santa Clara, CA 95051 ("Yahoo") and GHS, Inc., a Delaware corporation with offices at 75 Ninth Avenue, 3R, New York, NY 10011 ("Licensor") and amends the Content License Agreement between Yahoo and Licensor dated as of December 6, 1999 (the "Agreement"). Unless otherwise expressly defined herein, all capitalized terms used herein shall have the meanings set forth in the Agreement.

         WHEREAS, the parties wish to amend the Agreement to correct a mistake contained therein.

         NOW THEREFORE, in consideration of the mutual promises contained herein, Yahoo and Licensor hereby agree to amend the Agreement as follows:


1. Section 3.5 shall be delete and replaced with the following:

      3.5 LINKS. The parties will maintain the hypertext links specified in EXHIBIT C.


2. Except as expressly amended as set forth herein, the Agreement shall remain in full force and effect in accordance with its terms.

3. This Addendum may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties.


This Amendment has been executed by the duly authorized representatives of the parties, effective as of the date first set forth above.

YAHOO!, INC.                                GHS, INC.


By: /s/ [*]                               By: /s/ Philicia G. Levinson
    -----------------------------         ---------------------------------
    Name: [*]                             Name: Philicia G. Levinson
    Title: [*]                            Title: Senior Vice President, Chief
                                                   Financial Officer
    Fax: [*]                              Fax: [*]